Plumas Bancorp Reports a 76% Increase in Year End Net Income

QUINCY, CA -- (Marketwired - February 11, 2014) - Plumas Bancorp (NASDAQ: PLBC), the parent company of Plumas Bank, today announced 2013 net income of $3.4 million compared to net income of $1.9 million for the year ended December 31, 2012, an improvement of $1.5 million or 76%. For the quarter ended December 31, 2013, Plumas Bancorp's net income increased by $369 thousand to $916 thousand as compared to net income of $547 thousand for the quarter ended December 31, 2012.

Net income allocable to common shareholders increased by $2.38 million or 188% from $1.27 million during the year ended December 31, 2012 to $3.65 million during the twelve months ended December 31, 2013. Earnings per diluted share increased by 188% from $0.26 per diluted share during the twelve months ended December 31, 2012 to $0.75 per diluted share during 2013. For the three months ended December 31, 2013, net income allocable to common shareholders totaled $930 thousand or $0.19 per diluted share compared to $376 thousand or $0.08 per diluted share during the three months ended December 31, 2013. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. In addition, during the fourth quarter of 2013 Plumas Bancorp (the "Company") recognized a $31 thousand discount on redemption of preferred stock. For the twelve month period, the Company recognized a $565 thousand discount on redemption of preferred stock. These discounts were included as an addition to net income allocable to common shareholders during the three and twelve months ended December 31, 2013, respectively.

Reflecting on Plumas Bancorp's performance in 2013, Andrew J. Ryback, president and chief executive officer, commented, "This was a year of significant progress for Plumas Bancorp. Most notably, net income for the year was the best the Company has posted since 2007. Additionally, credit quality improved considerably in 2013, with non-performing assets at their lowest level in over six years while at the same time net charge-offs declined by $2 million from 2012. Another important 2013 accomplishment was the repayment of all obligations to the U.S. Treasury for its 2009 investment in the Company under the Capital Purchase Program. This transaction reflects our commitment to maximize shareholder value and demonstrates our confidence in the future of the Company."

Ryback continued, "After working through difficult and challenging economic conditions for more than five years, our solid performance in 2013 demonstrates our resilience and should instill confidence that the Company has a strong foundation to support future growth." President Ryback concluded, "With essentially all performance metrics -- earnings, credit quality, deposit growth, loan growth, and margin stabilization -- moving in the right direction, we are optimistic as we begin 2014. We will continue to keep our focus on increasing earnings, improving credit quality, maintaining our well-capitalized status, and increasing shareholder value."

Financial Highlights
December 31, 2013 compared to December 31, 2012

  Repurchased all of the preferred stock formerly held by the U.S. Treasury.
  Net charge-offs decreased by $2.0 million, or 56% to $1.6 million from $3.6 million.
  Nonperforming loans decreased by $8.2 million or 60%.
  Nonperforming assets decreased by $7.0 million or 37%.
  The ratio of nonperforming loans to total loans decreased from 4.35% to 1.64%.
  The ratio of nonperforming assets to total assets decreased from 3.98% to 2.33%.
  Net loans increased by $24.1 million or 8%.
  Total deposits increased by $37.9 million or 9%.
  Total assets increased to over $515 million.

Year ended December 31, 2013 compared to December 31, 2012

  Net income increased by $1.5 million or 76% to $3.4 million and diluted EPS increased by $0.49 or 188% to $0.75 from $0.26.
  Net interest income increased by $775 thousand to $17.9 million.
  Provision for loan losses decreased by $950 thousand to $1.4 million.
  Non-interest expense decreased by $807 thousand.
  Return on average common equity increased from 4.3% to 12.0%.

Three months ended December 31, 2013 compared to December 31, 2012

  Net income increased by $369 thousand or 67% to $916 thousand and diluted EPS increased by $0.11 or 137% to $0.19 from $0.08.
  Net interest income increased by $130 thousand to $4.5 million.
  Provision for loan losses decreased by $250 thousand to $200 thousand.
  Non-interest income increased by $215 thousand.
  Non-interest expense decreased by $82 thousand.
  Return on average common equity increased from 5.0% to 11.9%.

Asset Quality

Nonperforming loans at December 31, 2013 were $5.5 million, a decrease of $8.2 million, or 60% from the $13.7 million balance at December 31, 2012. Nonperforming loans as a percentage of total loans decreased to 1.64% at December 31, 2013, down from 4.35% at December 31, 2012. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at December 31, 2013 were $12.0 million, down from $19.0 million at December 31, 2012. Nonperforming assets as a percentage of total assets decreased to 2.33% at December 31, 2013 down from 3.98% at December 31, 2012.

During the year ended December 31, 2013 we recorded a provision for loan losses of $1.4 million, down $950 thousand from the $2.4 million provision recorded during the year ended December 31, 2012. Net charge-offs totaled $1.6 million during the year ended December 31, 2013, down $2 million from $3.6 million during 2012. The allowance for loan losses totaled $5.5 million at December 31, 2013 and $5.7 million at December 31, 2012. Specific reserves related to impaired loans decreased from $1.2 million at December 31, 2012 to $629 thousand at December 31, 2013. At least quarterly the Company evaluates each specific reserve and if it determines that the loss represented by the specific reserve is uncollectable, it records a charge-off for the uncollectible portion. General reserves increased by $388 thousand to $4.9 million at December 31, 2013. Related to the decline in specific reserves, the allowance for loan losses as a percentage of total loans decreased from 1.80% at December 31, 2012 to 1.63% at December 31, 2013. The percentage of general reserves to unimpaired loans decreased slightly from 1.52% at December 31, 2012 to 1.49% at December 31, 2013 primarily related to improvement in the overall credit quality of the portfolio including reductions in historical net charge-offs and declines in the volume of classified loan balances.

Shareholders' Equity

Shareholders' equity decreased by $11.2 million from $41.8 million at December 31, 2012 to $30.6 million at December 31, 2013. This decrease resulted from the redemption of preferred stock, payment of preferred stock dividends and an increase in other comprehensive loss. These items were partially offset by earnings during the year, a $565 discount on redemption of the preferred stock and an increase in common stock totaling $156 thousand. Preferred stock declined by $11.8 million and during 2013 we paid $2 million in dividends on preferred stock which includes dividends that were deferred during the period from May of 2010 until May of 2013. Other comprehensive loss relates to unrealized losses on available-for-sale investment securities, net of tax, which increased by $1.5 million from an unrealized gain of $329 thousand at December 31, 2012 to an unrealized loss of $1.2 million at December 31, 2013.

On January 30, 2009 the Bancorp entered into a Letter Agreement with the United States Department of the Treasury, pursuant to which the Bancorp issued and sold (i) 11,949 shares of the Bancorp's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock") and (ii) a warrant (the "Warrant") to purchase 237,712 shares of the Bancorp's common stock, no par value (the "Common Stock"), for an aggregate purchase price of $11,949,000 in cash.

During 2013 we redeemed the entire 11,949 shares of the Preferred Stock recording a $565 discount on redemption. In addition, we repurchased the Warrant from the Treasury at a cost of $234 thousand.

Funds for the repurchase of the Preferred Stock, the payment of dividends on the Preferred Stock, and the repurchase of the Warrant were provided through a combination of a $4.5 million dividend from the Bancorp's subsidiary, Plumas Bank, the issuance of a $7.5 million Subordinated Debenture and a $3 million note payable. The subordinated debt was issued on April 15, 2013. It bears an interest rate of 7.5% per annum, has a term of eight years, with no prepayment allowed during the first two years, and was made in conjunction with an eight-year warrant to purchase up to 300,000 shares of the Company's no par common stock, at an exercise price, subject to anti-dilution adjustments, of $5.25 per share. The note, which was issued to an unrelated commercial bank, bears interest at the U.S. "Prime Rate" plus three-quarters percent per annum, 4.00% at December 31, 2013, has a term of 18 months and is secured by 100 shares of Plumas Bank stock representing the Company's 100% ownership interest in Plumas Bank.

Loans, Deposits and Investments

Net loans increased by $24.1 million, or 8%, from $310.3 million at December 31, 2012 to $334.4 million at December 31, 2013. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended December 31, 2013 mostly relates to growth in the Company's automobile and commercial real estate loan portfolios. Construction and land development loans represented 5.3% and 5.0% of the loan portfolio as of December 31, 2013 and December 31, 2012, respectively.

Total deposits increased by $37.9 million from $411 million at December 31, 2012 to $449 million at December 31, 2013. Core deposit growth remained strong in 2013 as evidenced by increases of $19.2 million in demand deposits and $27.3 million in savings and money market accounts. Time deposits declined by $7.9 million, much of which we attribute to migration into other types of deposits given the low rates and lack of liquidity associated with time deposits. Interest-bearing transaction accounts (NOW) declined by $0.7 million.

Total investment securities increased by $9.4 million from $81.0 million as of December 31, 2012 to $90.4 million as of December 31, 2013. Included in the $90.4 million at December 31, 2013 were $89.0 million in securities of U.S. Government-sponsored agencies and six municipal securities totaling $1.4 million. At December 31, 2012 the investment portfolio was invested entirely in U.S. Government-sponsored agencies. The Bank expects to increase its holdings of municipal securities gradually over the next twelve months. There were no Federal funds sold at December 31, 2013 and 2012; however, the Bank maintained interest earning balances at the Federal Reserve Bank (FRB) totaling $29.1 million at December 31, 2013 and $24.5 million at December 31, 2012, respectively. These balances currently earn 25 basis points.

Net Interest Income and Net Interest Margin

Net interest income is the difference between interest income and interest expense. Net interest income, on a nontax-equivalent basis, was $17.9 million for the year ended December 31, 2013, up $775 thousand, or 4.5%, from $17.1 million for 2012. An increase of $1.0 million, or 5.6% in interest income, from $18.4 million during 2012 to $19.4 million during the current year, was partially offset by an increase in interest expense of $260 thousand. The largest components of the increase in net interest income were an increase in average balance of loans and investment securities and a decline in the average balance and rate paid on time deposits. These items were partially offset by a decline in yield on loans and the issuance of the previously mentioned $7.5 million subordinated debenture. Net interest margin for the year ended December 31, 2013 decreased 15 basis points, or 4%, to 4.03%, down from 4.18% during 2012.

Net interest income, on a nontax-equivalent basis, for the three months ended December 31, 2013 was $4.5 million, an increase of $130 thousand from the $4.4 million earned during the same period in 2012. The largest components of the increase in net interest income were an increase in average balance of loans and investments and an increase in yield on investments. These items were partially offset by interest expense of $191 thousand related to the $7.5 million subordinated debenture and a decline in yield on loans. Net interest margin for the three months ended December 31, 2013 decreased 26 basis points, or 6%, to 3.85%, down from 4.11% during the fourth quarter of 2012.

Non-Interest Income/Expense

During the year ended December 31, 2013 non-interest income totaled $6.6 million, an increase of $46 thousand from 2012. The largest component of this was an increase of $295 thousand in service charges on deposit accounts which we attribute to growth in the Company's demand deposit accounts, an increase in debit card interchange income, and a restructuring of our service charge fee schedule beginning in August, 2013. Gains on sale of government guaranteed loans increased by $75 thousand. Loan servicing income is fees we generate on servicing previously sold portions of government guaranteed loans. During 2013 loan servicing income totaled $323 thousand, an increase of $108 thousand from $215 thousand during 2012. Customer service fees increased by $41 thousand, much of which we attribute to the August 2013 change in service fee schedule. The largest decrease in non-interest income was $403 thousand in gain on sale of investment securities. No investment securities were sold in 2013. During 2012 we sold twenty-five available-for-sale securities totaling $20.8 million recognizing a gain on sale of $403 thousand.

During the three months ended December 31, 2013 non-interest income increased by $215 thousand to $1.7 million up from $1.5 million during the three months ended December 31, 2012. Increases in non-interest income were primarily related to increases in service charge income, debit card interchange income and loan servicing income.

We continue to achieve savings in many areas of non-interest expense resulting in a reduction in non-interest expense of $807 thousand from $18.4 million during the twelve months ended December 31, 2012 to $17.6 million during 2013. Reductions of $239 thousand in salary and benefits expense, $421 thousand in the provision for OREO, $187 thousand in gain/loss on sale of OREO, $149 thousand in occupancy and equipment, $44 thousand in professional fees, $178 thousand in FDIC insurance and $53 thousand in postage were partially offset by increases in other expenses, the largest of which were outside service fees of $352 thousand and costs associated with OREO properties of $123 thousand.

Non-interest expense totaled $4.5 million during the three months ended December 31, 2013, a decline of $82 thousand, or 2% from $4.6 million during the same period in 2012.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                 As of December 31,
                                --------------------
                                                        Dollar   Percentage
                                   2013       2012      Change     Change
                                ---------  ---------  ---------  ----------
ASSETS
Cash and due from banks         $  49,917  $  44,675  $   5,242        11.7%
Investment securities              90,343     80,964      9,379        11.6%
Loans, net of allowance for
 loan losses                      334,374    310,271     24,103         7.8%
Premises and equipment, net        12,519     13,271       (752)       -5.7%
Bank owned life insurance          11,504     11,160        344         3.1%
Real estate and vehicles
 acquired through foreclosure       6,459      5,336      1,123        21.0%
Accrued interest receivable and
 other assets                      10,609     12,125     (1,516)      -12.5%
                                ---------  ---------  ---------
  Total assets                  $ 515,725  $ 477,802  $  37,923         7.9%
                                =========  =========  =========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits                        $ 449,439  $ 411,562  $  37,877         9.2%
Accrued interest payable and
 other liabilities                 15,088     14,080      1,008         7.2%
Note Payable                        3,000          -      3,000       100.0%
Subordinated debentures             7,295          -      7,295       100.0%
Junior subordinated deferrable
 interest debentures               10,310     10,310          -         0.0%
                                ---------  ---------  ---------
  Total liabilities               485,132    435,952     49,180        11.3%
                                ---------  ---------  ---------
Preferred Stock                         -     11,855    (11,855)      100.0%
Common Equity                      30,593     29,995        598         2.0%
                                ---------  ---------  ---------
  Shareholders' equity             30,593     41,850    (11,257)      -26.9%
                                ---------  ---------  ---------
  Total liabilities and
   shareholders' equity         $ 515,725  $ 477,802  $  37,923         7.9%
                                =========  =========  =========

                               PLUMAS BANCORP
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                                (Unaudited)

FOR THE THREE MONTHS ENDED                              Dollar   Percentage
DECEMBER 31,                       2013       2012      Change     Change
                                ---------  ---------  ---------  ----------

Interest income                 $   4,965  $   4,684  $     281         6.0%
Interest expense                      434        283        151        53.4%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses        4,531      4,401        130         3.0%
Provision for loan losses             200        450       (250)      -55.6%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses        4,331      3,951        380         9.6%
Non-interest income                 1,713      1,498        215        14.4%
Non-interest expenses               4,541      4,623        (82)       -1.8%
                                ---------  ---------  ---------
  Income before income taxes        1,503        826        677        82.0%
Provision for income taxes            587        279        308       110.4%
                                ---------  ---------  ---------
  Net income                    $     916  $     547  $     369        67.5%
Discount on Redemption of
 Preferred Stock                       31          -         31       100.0%
Preferred Stock Dividends and
 Discount Accretion                   (17)      (171)       154        90.1%
                                ---------  ---------  ---------
  Net income available to
   common shareholders          $     930  $     376  $     554       147.3%
                                =========  =========  =========

Basic earnings per share        $    0.19  $    0.08  $    0.11       137.5%
                                =========  =========  =========
Diluted earnings per share      $    0.19  $    0.08  $    0.11       137.5%
                                =========  =========  =========

                                                        Dollar   Percentage
FOR THE YEAR ENDED DECEMBER 31,    2013       2012      Change     Change
                                ---------  ---------  ---------  ----------

Interest income                 $  19,460  $  18,425  $   1,035         5.6%
Interest expense                    1,534      1,274        260        20.4%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses       17,926     17,151        775         4.5%
Provision for loan losses           1,400      2,350       (950)      -40.4%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses       16,526     14,801      1,725        11.7%
Non-interest income                 6,642      6,596         46         0.7%
Non-interest expenses              17,570     18,377       (807)       -4.4%
                                ---------  ---------  ---------
  Income before income taxes        5,598      3,020      2,578        85.4%
Provision for income taxes          2,167      1,070      1,097       102.5%
                                ---------  ---------  ---------
  Net income                    $   3,431  $   1,950  $   1,481        75.9%
Discount on Redemption of
 Preferred Stock                      565          -        565       100.0%
Preferred Stock Dividends and
 Discount Accretion                  (347)      (684)       337        49.3%
                                ---------  ---------  ---------
  Net income available to
   common shareholders          $   3,649  $   1,266  $   2,383       188.2%
                                =========  =========  =========

Basic earnings per share        $    0.76  $    0.26  $    0.50       192.3%
                                =========  =========  =========
Diluted earnings per share      $    0.75  $    0.26  $    0.49       188.5%
                                =========  =========  =========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                           December 31,
                                                       --------------------
                                                          2013       2012
                                                       ---------  ---------
AVERAGE BALANCES FOR THE YEAR ENDED
Assets                                                 $ 497,711  $ 464,609
Earning assets                                         $ 445,292  $ 410,246
Loans                                                  $ 321,210  $ 301,799
Deposits                                               $ 432,284  $ 401,110
Common equity                                          $  30,326  $  29,213
Total equity                                           $  36,032  $  41,023

CREDIT QUALITY DATA
Allowance for loan losses                              $   5,517  $   5,686
Allowance for loan losses as a percentage of total
 loans                                                      1.63%      1.80%
Nonperforming loans                                    $   5,536  $  13,698
Nonperforming assets                                   $  11,995  $  19,034
Nonperforming loans as a percentage of total loans          1.64%      4.35%
Nonperforming assets as a percentage of total assets        2.33%      3.98%
Year-to-date net charge-offs                           $   1,569  $   3,572
Year-to-date net charge-offs as a percentage of
 average                                                    0.49%      1.18%
loans

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter               $    0.19  $    0.08
Diluted earnings per share for the quarter             $    0.19  $    0.08
Quarterly weighted average shares outstanding              4,783      4,776
Quarterly weighted average diluted shares outstanding      4,927      4,791
Basic earnings per share, year-to-date                 $    0.76  $    0.26
Diluted earnings per share, year-to-date               $    0.75  $    0.26
Year-to-date weighted average shares outstanding           4,780      4,776
Year-to-date weighted average diluted shares
 outstanding                                               4,883      4,782
Book value per common share                            $    6.39  $    6.28
Total shares outstanding                                   4,788      4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity                  11.9%       5.0%
Annualized return on average assets                         0.70%      0.45%
Net interest margin                                         3.85%      4.11%
Efficiency ratio                                            72.7%      78.4%

YEAR END KEY FINANCIAL RATIOS
Return on average common equity                             12.0%       4.3%
Return on average assets                                    0.69%      0.42%
Net interest margin                                         4.03%      4.18%
Efficiency ratio                                            71.5%      77.4%
Loan to Deposit Ratio                                       75.3%      76.6%
Total Risk-Based Capital Ratio                              13.8%      15.1%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com